UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 12, 2024

a.k.a. Brands Holding Corp.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-40828	87-0970919
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
100 Montgomery Street, Suite 2270
San Francisco, California 94104
(Address of Principal Executive Offices, including Zip Code)
415-295-6085
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s):	Name of each exchange on which registered:
Common Stock, par value $0.001 per share	AKA	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement
The information set forth in Item 5.02 below is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 12, 2024, a.k.a. Brands, Inc., an indirectly wholly-owned subsidiary of a.k.a. Brands Holding Corp. (the “Company”), and Kenneth C. White, the Company’s Chief Legal Officer and Head of People, entered into an employment agreement, effective as of June 6, 2022 (the “Employment Agreement”). The Employment Agreement has an initial term of four years beginning on June 6, 2022, subject to automatic renewals for additional one-year periods.
Pursuant to the terms of the Employment Agreement, Mr. White was originally entitled to receive an annual base salary of $350,000, which reflects Mr. White’s original salary upon joining the Company, subject to increase at the discretion of the Company’s Board of Directors (the “Board”). Mr. White’s salary was subsequently increased to $360,500 on March 30, 2023. Mr. White is eligible to receive an annual bonus under the Company’s bonus program based on a target percentage determined by the Board or the Compensation Committee of the Board at its discretion. Mr. White is entitled to participate in the employee and fringe benefit plans and programs that are generally available to the senior executive employees of the Company.
In the event of termination without cause (as defined in the Employment Agreement), Mr. White will be entitled to receive (i) his earned and unpaid base salary through the date of his termination, (ii) an amount equal to four months’ of his then-current base salary, payable pro rata over the four-month period following his termination, (iii) any earned and unpaid annual bonus for which the applicable performance period has ended and (iv) reimbursement for COBRA premiums for himself and his dependents each month for a six-month period following his termination, in each case, provided that Mr. White executes a general release of all claims against the Company.
The Employment Agreements subjects Mr. White to the following restrictive covenants: (i) perpetual confidentiality, (ii) assignment of intellectual property, (iii) non-competition during his employment, (iv) non-disparagement during his employment (which non-disparagement covenant is mutual), (v) non-solicitation of the Company’s customers, suppliers, licensees, licensors and other business relations during his employment and (vi) non-solicitation of the Company’s employees and independent contractors during his employment and for a period of one year following termination of such employment.
In connection with Mr. White entering into the Employment Agreement, the Company intends to enter into an indemnification agreement with Mr. White in the same form as the Company’s other executive officers have entered. The form of indemnification agreement is filed as Exhibit 10.3 to the Company’s Registration Statement on Form S-1 (File No. 333-259028), originally filed with the Securities and Exchange Commission on August 24, 2021.
The foregoing summary of the terms of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated April 12, 2024, by and between a.k.a. Brands Holdings Corp. and Kenneth C. White
104	Cover page interactive data file (embedded within the inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

a.k.a. Brands Holding Corp.

Date: April 18, 2024	By:	/s/ Ciaran Long
	Name:	Ciaran Long
	Title:	Interim Chief Executive Officer and Chief Financial Officer